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Exhibit 23.2


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


eSoft, Inc..
Broomfield, Colorado

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of eSoft, Inc. of our report dated February 4, 1999, relating to the balance sheet of Apexx Technology, Inc. as of December 31, 1998 and the statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1998 appearing in eSoft's 8-K dated August 9, 1999. Our report contains an explanatory paragraph regarding Apexx Technology, Inc.'s ability to continue as a going concern.


/s/ Balukoff, Lindstrom & Co., P.A.


Boise, Idaho
November 22, 1999